Exhibit 5.1

May 14, 2020

Purple Innovation, Inc.

4100 North Chapel Ridge Road, Suite 200

Lehi, UT 84043

Re:	Registration Statement on Form S-3 (File No. 333-237045)

Ladies and Gentlemen:

We have acted as counsel to Purple Innovation, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3 (File No. 333-237045) (as amended, the “Initial Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by a certain selling stockholder of 10,350,000 shares of Class A common stock, par value $0.0001 per share, of the Company (including 1,350,000 shares subject to the option granted by the selling stockholder to the underwriters) and (ii) a second registration statement on Form S-3 (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”) filed by the Company with the Commission pursuant to Rule 462(b) under the Securities Act relating to the offer and sale by the selling stockholder of 2,057,777 shares of common stock, par value $0.0001 per share, of the Company (including 268,405 shares subject to the underwriter’s over-allotment option) (together, the “Shares”). The Shares are issuable upon the exchange of shares of Class B common stock, par value $0.0001 per share (the “Class B Stock”), together with an equal number of Class B common units of Purple Innovation, LLC (the “Class B Units” and together with the Class B Stock, the “Paired Securities”), pursuant to that certain Exchange Agreement (the “Exchange Agreement”) dated February 2, 2018 by and among the Company, Purple Innovation, LLC, and the other parties thereto.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares to be sold pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, when issued and delivered by the Company upon the exchange of Paired Securities in accordance with the Exchange Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the 462(b) Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP